Exhibit 10.2

FOIA CONFIDENTIAL TREATMENT REQUESTED

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”), by and between Edwards Lifesciences Corporation, on its own behalf and on behalf of its respective Affiliates (as defined below) (collectively “Edwards”), and Medtronic, Inc., on its own behalf and on behalf of its respective Affiliates (as defined below) (collectively “Medtronic”), is entered into and effective on May 19, 2014 (“Effective Date”).  Edwards and Medtronic are each individually a “Party” to this Agreement and are collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Edwards is engaged in the manufacture and sale of products in the TAVI Field (as defined below), including Edwards’ SAPIEN, SAPIEN XT, SAPIEN 3, and CENTERA products;

WHEREAS, Medtronic is engaged in the manufacture and sale of products in the TAVI Field (as defined below), including Medtronic’s CoreValve, Evolut, Evolut R, and Engager products;

WHEREAS, there are and have been pending various cases and controversies between Edwards and Medtronic in the patent field;

WHEREAS, Edwards and Medtronic wish to resolve the cases and controversies between them under the terms and conditions specified below;

NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing premises and of the mutual promises herein contained, the Parties agree as follows:

1                                         CERTAIN DEFINITIONS

1.1                               “Affiliate” means any Enterprise which, now or hereafter, directly or indirectly owns, is owned by, or is under common ownership of a Party.  “Owned” for purposes of determining Affiliates means ownership or control of more than fifty percent (50%) (or any lesser percentage which is the maximum allowed, by law, to be owned by an Enterprise in a particular jurisdiction) of the equity or other ownership interest having the power to vote on or direct the affairs of such Enterprise.  Affiliates include any Enterprise that first becomes an Affiliate after the date of this Agreement unless specifically excluded.  Any such Enterprise ceases to be an Affiliate when it is no longer owned by or under common ownership of a Party.

1.2                               “Andersen Patents” means United States Patent Nos. 5,411,552, 5,840,081, 6,168,614, 6,582,462, 7,618,446, and 7,789,909; their Counterparts and Related Patents, including all worldwide patents and patent applications claiming priority to Danish patent application No. 1246/90, filed on May 18, 1990.

1.3                               “Change of Control” of a Party means the occurrence of any of the following events:

a)             a sale or separation (e.g., spin-off or initial public offering) of all or substantial portion of the assets of such Party in a single transaction or in a series of related transactions; or

b)             a liquidation or dissolution of such Party; or

c)              a merger or consolidation involving such Party after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation, the shareholders immediately prior to the completion of such merger or consolidation beneficially own, directly or indirectly, outstanding voting securities representing equal to or less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger, the shareholders immediately prior to the completion of such merger beneficially own, directly or indirectly, outstanding voting securities representing equal to or less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger; or

d)             an acquisition by any person, entity or “group”, including in a merger or consolidation of the type referred to in clause “(c)” of this definition, of beneficial ownership of outstanding voting securities representing more than fifty percent (50%) or more of the combined voting power (in a single transaction or series of transactions).

1.4                               [*]

1.5                               “Counterpart” of a referenced patent or patent application in a given country means a patent or patent application in another country owned or controlled by a Party that claims priority to the referenced patent or patent application, or to a patent application to which the referenced patent or patent application claims priority.

1.6                               “Covenant Patents” means all patents and patent applications, including Counterparts and Related Patents to such patents and patent applications, owned or controlled by either Medtronic or Edwards at any time during the Covenant Term covering subject matter within the Non-Aortic Field and/or the TAVI Field, including patents and patent applications that are acquired after the Effective Date and patents and patent applications that are sold or exclusively licensed out by Medtronic or Edwards during the Covenant Term.

1.7                               “Covenant Term” means the period beginning on the Effective Date and lasting for eight (8) years.

1.8                               “Cribier Patents” means United States Patent Nos. 6,908,481, 7,585,321, 7,846,203, 7,846,204, 8,002,825, 8,057,540, and 8,591,575; their Counterparts and Related Patents, including all worldwide patents and patent applications claiming priority to European patent application No. EP 96402929.2, filed on December 31, 1996, and/or PCT/EP97/07337, filed on December 31, 1997.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

1.9                               “Edwards Licensed Patents” means Edwards TAVI Patents and Edwards Surgical Patents, collectively.

1.10                        “Edwards Products” means current and future Edwards TAVI Products including SAPIEN, SAPIEN XT, SAPIEN 3, and CENTERA products.

1.11                        “Edwards Reexaminations” means all ex parte or inter partes reexaminations before the United States Patent and Trademark Office (“PTO”) of U.S. Patent Nos. 6,004,330, 6,306,141, 7,468,073, 7,503,929, 7,691,143, 7,892,281, 8,070,801, 8,163,009, and 8,623,077.

1.12                        “Edwards Surgical Patents” means United States Patent Nos. 6,749,630, 8,114,155, 8,123,800, 6,908,482, and 7,367,991; their Counterparts and Related Patents, including all worldwide patents and patent applications claiming priority to U.S. patent application No. 09/941,406, filed on August 28, 2001, and/or U.S. patent application No. 10/139,070, filed on May 3, 2002.

1.13                        “Edwards TAVI Patents” means Andersen Patents, Cribier Patents, and Spenser Patents, collectively.

1.14                        “Engager Products” means current and future versions of Medtronic’s Engager product.

1.15                        “Enterprise” means any individual or a group of individuals, or a partnership, firm, association, company, corporation or other business or legal entity.

1.16                        “Fiscal Quarters” means each three-month period ending at the date of Medtronic’s month-end close for the months of January, April, July, and October.

1.17                        “Have Manufactured” a product means for a Party to have that product made by a Third Party manufacturer solely for (and solely for sale to) the Party, for resale, directly or through a distributor, to end users by that Party, provided that such Party has developed or acquired the designs, specifications, schematics, and the like for such product.  In no event shall a Have Manufactured right have the effect of a sub-license.

1.18                        [*]

1.19                        “Manufacture … in the United States” a Medtronic Product means (a) to manufacture a product in the United States or (b) [*].

1.20                        “Medtronic Licensed Patents” means Medtronic TAVI Patents, Medtronic Surgical Patents, and [*], collectively.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

1.21                        “Medtronic Products” means current and future Medtronic TAVI Products including CoreValve, Evolut, and Evolut R products, other than Engager Products.

1.22                        “Medtronic Reexaminations” means all ex parte or inter partes reexaminations before the PTO of U.S. Patent Nos. 5,411,552, 6,582,462, 7,618,446, and 7,789,909.

1.23                        “Medtronic Surgical Patents” means United States Patent Nos. 7,503,929, 7,468,073, 7,189,258, 7,033,390, 7,722,626, 6,986,774, 6,447,523, 6,004,330, 5,904,690, 5,820,628, 5,749,879, 5,720,754, 5,632,746, 5,601,572, 5,509,923, 5,486,183, RE42,395; their Counterparts and Related Patents, including all worldwide patents and patent applications claiming priority to U.S. patent application No. 60/345,296, filed on January 2, 2002, and/or U.S. patent application No. 06/316,203, filed on October 29, 1981, U.S. patent application No. 08/398,629, filed on March 3, 1995, and/or U.S. patent application No. 07/774,016, filed on October 9, 1991.

1.24                        “Medtronic TAVI Patents” means Pacing Patents and Seguin Patents, collectively.

1.25                        “Net Sales” means the gross invoice price charged by Medtronic to a Third Party for a commercial sale of a Medtronic Product less the following items, but only to the extent that they actually pertain to the disposition of such Medtronic Product and are identified separately on a bill, invoice, or other documentation:  (a) allowances actually granted to customers for rejections, returns, or prompt payment and volume discounts; (b) freight, transport packing, and insurance charges associated with transportation to the extent that such items are included in the gross amount invoiced; and (c) rebates or discounts paid or credited pursuant to applicable law.  If Medtronic bundles Medtronic Product with other products, Medtronic will reasonably allocate the gross price charged between the Medtronic Products and other products for purposes of calculating Net Sales, consistent with Medtronic’s standard accounting policies governing allocations of bundled product sales.

1.26                        “Non-Aortic Field” means the field of catheter delivered non-aortic heart valves, whether delivered transvascularly, transaortic, subclavian or transapically or otherwise, without removal of the patient’s native heart valve, and directly related accessories, including by way of illustration, crimping devices for loading the valves on catheters, catheters, guidewires, delivery systems, introducer systems such as sheaths, closure systems and pacing protocols.

1.27                        “OEM Basis” means the manufacture and sale of any product to any Third Party for (a) incorporation into or sale with or as such other Third Party’s product, or (b) the resale of such Third Party’s product, as the case may be, by such Third Party under trademarks owned by the Third Party, although a Party may bundle its products with the products of a Third Party so long as such Third Party’s trademarks are not prominently displayed in conjunction with such bundle.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

1.28                        “Pacing Patents” means United States Patent Nos. 6,006,134, 6,266,564, 6,449,507, 6,532,388, 6,542,774, 6,628,987, 6,718,208, 6,735,471, 6,904,318, 6,912,419, 7,184,829, 7,225,019, 7,269,457, 7,697,984, 7,711,421, and 8,036,741; their Counterparts and Related Patents, including all worldwide patents and patent applications claiming priority to U.S. patent application No. 10/768,999, filed on January 30, 2004, and/or U.S. patent application No. 12/557,950, filed on September 11, 2009.

1.29                        “Pending Cases” means the following cases, and all appeals from, challenges to, and/or review sought of, the following cases:  (a) Edwards Lifesciences AG v. CoreValve, Inc., Civ. A. No. 08-091 (GMS) (D. Del.); (b) Edwards Lifesciences AG v. Medtronic, Inc., Civ. A. No. 09-873 (GMS) (D. Del.); (c) Edwards Lifesciences LLC v. Medtronic CoreValve LLC, Civ. A. No. 12-23 (GMS) (D. Del.); (d) Medtronic CoreValve LLC v. Edwards Lifesciences Corp., Civ. A. No. SACV11 00961 JVS (C.D. Cal.); (e) Medtronic, Inc. v. Edwards Lifesciences Corp., Civ. A. No. SACV12 00327 JVS (C.D. Cal.); (f) Medtronic, Inc. v. Edwards Lifesciences Corp., No. 11-cv-1650 JNE/JSM (D. Minn.); (g) German Infringement proceedings re: EP 2 000 115, pending at Court of Appeals Karlsruhe; (h) German Infringement proceedings re: EP 2 055 266, pending at Court of Appeals Karlsruhe; and (i) German Infringement proceedings re: EP 2 260 796, pending at District Court Mannheim.

1.30                        “Pending Proceedings” means (a) proceedings before the European Patent Office (“EPO”) concerning the following patents:  EP1621162, EP2000115, EP2260798, EP2260797, EP2260796, EP1603493, EP2241287, EP1441672, EP2055266, EP2399549, EP1951153, and EP1803421; (b) Edwards Reexaminations; (c) Medtronic Reexaminations; (d) proceedings before the PTO and the United States Food and Drug Administration (“FDA”) concerning patent term extension of U.S. Patent No. 5,411,552; (e) the proceeding before the Australian Patent Office (“APO”) concerning Australian patent No. 2008 221 540; and (f) any appeals from, challenges to, and/or review sought of, the proceedings referenced in this sentence.

1.31                        “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau, or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing, or sale of a product in a country or territory.

1.32                        “Related Patent” of a referenced patent or patent application means a patent or patent application owned or controlled by a Party, which (a) in the case of a U.S. patent or patent application is a parent, continuation, continuation-in-part, division, reissue, reexamination, extension, renewal, or the like, of the referenced patent or patent application, or (b) in the case of a foreign patent or patent application is any patent or patent application corresponding to such terminology, or (c) otherwise claims priority from any application from which the referenced patent or patent application also claims priority.

1.33                        “Royalty Term” means the period from and including the Effective Date to and including April 9, 2022.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

1.34                        “Royalty Years” mean the periods from the Effective Date to the first anniversary of the Effective Date, and annually thereafter through the expiration of the Royalty Term.

1.35                        “Seguin Patents” means United States Patent Nos. 6,830,584, 7,018,406, 7,252,682, 7,329,278, 7,682,390, 7,780,726, 7,892,281, 8,002,826, 8,016,877, 8,579,966, 8,603,159, and 8,628,570; their Counterparts and Related Patents, including all worldwide patents and patent applications claiming priority to French patent application FR 99/14462, filed on November 17, 1999, and/or French patent application FR 00/14028, filed on October 31, 2000.

1.36                        “Spenser Patents” means United States Patent Nos. 6,730,118, 6,893,460, 7,393,360, 7,510,575, and 8,632,586; their Counterparts and Related Patents, including all worldwide patents and patent applications claiming priority to U.S. patent application No. 09/975,750, filed on October 11, 2001.

1.37                        [*]

1.38                        “Surgical Field” means the fields of intra-aortic filtering, surgical heart valve repair, and surgical heart valve replacement (with the removal of the patient’s native heart valve in the case of heart valve replacement).

1.39                        “TAVI Accessories” means accessories related to the procedure of implanting TAVI Products, including by way of illustration, crimping devices for loading TAVI Products on catheters, catheters, guidewires, delivery systems, introducer systems such as sheaths, closure systems, and pacing protocols.

1.40                        “TAVI Field” means TAVI Products and TAVI Accessories.

1.41                        “TAVI Products” means prosthetic aortic heart valves delivered via catheter and without removal of the patient’s native aortic valve, whether delivered via transvascular, transaortic, subclavian, transapical, or other approach.

1.42                        “Taxes” means any taxes, fees, or other charges.

1.43                        “Third Party” means any Enterprise other than Edwards or Medtronic.

1.44                        [*]

2                                         EDWARDS LICENSE GRANT

2.1                               Edwards hereby grants to Medtronic a royalty-bearing worldwide, non-exclusive, non-assignable, irrevocable license, without the right to sublicense, to the Edwards TAVI Patents to manufacture, Have Manufactured, use, import, offer for sale, and sell Medtronic Products solely within the TAVI Field until the expiration of the last to expire of the Edwards

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

TAVI Patents, including any term extensions and/or term adjustments, but in no event later than the expiration of the Royalty Term.

2.2                               Edwards hereby grants to Medtronic a fully paid-up worldwide, non-exclusive, non-assignable, irrevocable license, without the right to sublicense, to the Edwards Surgical Patents to manufacture, Have Manufactured, use, import, offer for sale, and sell products solely within the Surgical Field until the expiration of the last to expire of the Edwards Surgical Patents, including any term extensions and/or term adjustments.

2.3                               The licenses granted pursuant to this Section 2 shall not be used to manufacture products on an OEM Basis for a Third Party.  The licenses granted herein shall be used for the sole and exclusive benefit of Medtronic, including with respect to sales of Medtronic’s products through distributors, agents, and other Third Parties.

3                                         MEDTRONIC LICENSE GRANT

3.1                               Medtronic hereby grants to Edwards a fully paid-up worldwide, non-exclusive, non-assignable, irrevocable license, without the right to sublicense, to the Medtronic TAVI Patents to manufacture, Have Manufactured, use, import, offer for sale, and sell Edwards Products solely within the TAVI Field until the expiration of the last to expire of the Medtronic TAVI Patents, including any term extensions and/or term adjustments.

3.2                               Medtronic hereby grants to Edwards a fully paid-up worldwide, non-exclusive, non-assignable, irrevocable license, without the right to sublicense, to the Medtronic Surgical Patents to manufacture, Have Manufactured, use, import, offer for sale, and sell products solely within the Surgical Field until the expiration of the last to expire of the Medtronic Surgical Patents, including any term extensions and/or term adjustments.

3.3                               [*]

3.4                               The licenses granted pursuant to this Section 3 shall not be used to manufacture products on an OEM Basis for a Third Party.  The licenses granted herein shall be used for the sole and exclusive benefit of Edwards, including with respect to sales of Edwards’ products through distributors, agents, and other Third Parties.

4                                         INITIAL PAYMENT

4.1                               Within five (5) business days of the Effective Date, Medtronic shall pay Seven Hundred Fifty Million U.S. Dollars ($750,000,000) (the “Initial Payment”), less any withholding of Taxes required as set forth in Section 6.4, by wire transfer to the accounts specified by Edwards in Exhibit A to this Agreement.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

4.2                               The Initial Payment shall be allocated as specified in Exhibit B to this Agreement.  Each Party shall file all tax returns consistent with the allocation specified in Exhibit B to this Agreement, except as may be required by applicable law.

5                                         ROYALTIES

5.1                               From and including the Effective Date to and including March 22, 2016, Medtronic shall pay Edwards Lifesciences PVT, Inc. a royalty of [*] on all Net Sales of Medtronic Products which Medtronic commercially sold to a Third Party in the United States.

5.2                               From and including March 23, 2016 to and including December 31, 2017, Medtronic shall pay Edwards Lifesciences PVT, Inc. a royalty of [*] on all Net Sales of Medtronic Products which Medtronic commercially sold to a Third Party in the United States.

5.3                               From and including the Effective Date to the expiration of the Royalty Term, Medtronic shall pay Edwards Lifesciences LLC a royalty of [*] on all Net Sales of Medtronic Products which Medtronic commercially sold to a Third Party in the United States.  This payment of Section 5.3 is in addition to those made under Sections 5.1 and 5.2.

5.4                               From and including the Effective Date to the expiration of the Royalty Term, Medtronic shall pay Edwards Lifesciences LLC a royalty of [*] on all Net Sales of Medtronic Products which Medtronic Manufactured in the United States or Had Manufactured in the United States and commercially sold to a Third Party outside the United States.  For clarity, if Medtronic Manufactures or Has Manufactured Medtronic Product in the United States and commercially sells such Medtronic Product to a Third Party in the United States, no royalties will be due under this Section 5.4 on account of such sales.

5.5                               [*]

5.6                               Notwithstanding Sections 5.1, 5.2, 5.3, and 5.5 of this Agreement, Medtronic shall pay aggregate annual minimum royalties of Forty Million Dollars ($40,000,000), and aggregate annual maximum royalties of Sixty Million Dollars ($60,000,000), calculated for each Royalty Year as set forth in Sections 6.2 and 6.3, excluding any royalty owed under Section 5.4 of this Agreement.  Should any Royalty Year under which a minimum or maximum royalty accrues under this Agreement contain fewer than 365 days (or 366 days in a year that includes a leap year), the minimum or maximum royalty for such period shall be pro-rated based on the number of days in such period.  Should Medtronic cease to have any Net Sales of Medtronic Products and state publicly its intention not to resume any such Net Sales, the aggregate annual minimum and maximum royalties shall be pro-rated for the Royalty Year of exit and thereafter unless any such Net Sales resume.

5.7                               Notwithstanding Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 of this Agreement, Medtronic shall owe no royalty for any Medtronic Product which was used (a) in any United States Investigational Device Exemption clinical study, or in a comparable clinical study abroad,

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

required by a Regulatory Authority for approval; (b) in any continued access study protocol approved by a Regulatory Authority; or (c) as a demonstration product and not labeled for implantation in patients.  For avoidance of doubt, Medtronic shall owe royalties on Net Sales accrued under this Agreement for any Medtronic Product which Medtronic sold to a Third Party and which was used in a post-approval study, including post-approval registries.

5.8                               No part of any payment required by Sections 4 or 5 of this Agreement will be owed back to Medtronic under any agreement, [*].  In addition, no payment required by Sections 4 or 5 shall cease to be due or be owed back to Medtronic based on any change in circumstances concerning the Edwards Licensed Patents.  Possible changes to the Edwards Licensed Patents coverage have been considered by the Parties and the royalty rates reflect such considerations.

5.9                               [*].

5.10                        For clarity, [*] in no event shall Medtronic have any obligation to pay any royalties for any Medtronic Product during the Royalty Term, wherever Medtronic manufactured, Had Manufactured, sold, used or imported such Medtronic Product, other than as set forth in Sections 5.1-5.6 of this Agreement.

6                                         PAYMENT OF ROYALTIES / RIGHT TO AUDIT

6.1                               Within thirty (30) days of the last day of each Fiscal Quarter of the Royalty Term, Medtronic shall pay all royalties accrued under this Agreement during such Fiscal Quarter, along with a written report (“Royalty Report”) in the form of Exhibit C detailing for such Fiscal Quarter the total Net Sales subject to royalty payments hereunder, royalties payable, and total minimum and maximum royalties paid or payable for the applicable period, along with the certification set forth in Exhibit C.

6.2                               If Medtronic has paid aggregate royalties during any Royalty Year under the terms of Section 5 of this Agreement that are less than the aggregate annual minimum of Forty Million Dollars ($40,000,000), Medtronic will submit a report indicating the difference between the royalties actually paid and such aggregate minimum (the “Royalty True Up”) within thirty (30) days following the end of each Royalty Year, and shall make a payment of the Royalty True Up within ten (10) days following receipt of written instructions from Edwards indicating the appropriate allocation of such Royalty True Up between Edwards Lifesciences PVT, Inc. and Edwards Lifesciences LLC.

6.3                               If Medtronic has paid royalties during any Royalty Year under the terms of Section 5 of this Agreement which equal the aggregate annual maximum of Sixty Million Dollars ($60,000,000), Medtronic will so indicate on each Royalty Report for the Fiscal Quarter in which such aggregate maximum is paid, and for any subsequent Fiscal Quarter which falls in whole or in part in such Royalty Year, and no further royalties will be due for such Royalty Year.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

6.4                               If Tax withholdings are required under the laws of any country with respect to payments to Edwards under this Agreement, Medtronic will withhold the required amount and pay it to the appropriate governmental authority.  In such case, Medtronic will promptly provide to Edwards copies of receipts or other evidence reasonably required and sufficient to allow Edwards to document such Tax withholdings adequately for purposes of claiming foreign tax credits, refunds, corrections, and similar benefits. Edwards shall provide Medtronic with such documentation as is reasonably requested to establish any available exemptions or reduced rates of such Taxes.  Medtronic shall be responsible for all bank charges associated with remittance of any payments.

6.5                               All royalties accrued under this Agreement shall be paid in United States dollars.  Net Sales that are denominated in currencies other than United States dollars will be converted into United States dollars according to Medtronic’s standard accounting policy for conversion of foreign currencies.

6.6                               Any amount due and payable pursuant to this Agreement and which is not paid when due shall bear interest at the lesser of (a) one and one-half percent (1.5%) per month compounded monthly, or (b) the maximum amount allowable by law.

6.7                               Medtronic shall keep, and maintain, complete and accurate records concerning the Net Sales of Medtronic Products which Medtronic sold in the United States at its principal executive offices in Minnesota, and for sales of Medtronic Product which Medtronic Manufactured or Had Manufactured in the United States and sold outside the United States, at its principal executive offices in the country of sale, or such other locations as the Parties shall agree.  No more than one time per Royalty Year, on thirty (30) days prior written notice by Edwards, Medtronic shall compile said records in one U.S. location and shall permit said records to be inspected at Edwards’ expense, at any time during normal business hours, by an independent auditor appointed by Edwards and reasonably accepted by Medtronic for this purpose.  Such auditors shall execute a suitable confidentiality agreement prior to conducting such audit.  Such representatives may disclose to Edwards only their conclusions regarding the accuracy and completeness of the reports described in Section 6.1 and the records related thereto, and shall not disclose Medtronic’s confidential business information to Edwards without the prior written consent of Medtronic.  In the event of an underpayment by Medtronic, Medtronic shall immediately pay Edwards for any such underpayment plus applicable interest.  In the event of an overpayment by Medtronic, Medtronic may credit such overpayment against future Fiscal Quarter royalty payments, or, in the event Medtronic has no further royalties due and owing hereunder because the Royalty Term has expired, Edwards will promptly refund such overpayment.  In the event that the audit reveals an underpayment of royalties by Medtronic of more than five percent (5%), Medtronic shall reimburse Edwards for all costs of such audit.

7                                         RELEASES

7.1                               For good and valuable consideration, Edwards hereby releases, exonerates and forever and unconditionally discharges Medtronic and its officers, directors, employees,

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

representatives, shareholders, successors, assigns, agents, and each past, present, direct or indirect parent, division, subsidiary or Affiliate, from any and all known and unknown (a) claims and causes of action arising directly or indirectly out of the facts, transactions, and/or occurrences which are the subject of the Pending Cases, including but not limited to the claims and/or counterclaims asserted in the Pending Cases and any claims and/or counterclaims that reasonably could have been asserted in the Pending Cases,  and (b) claims and causes of action for patent infringement with respect to the Medtronic Products and/or any Medtronic products accused of patent infringement in the Pending Cases (collectively “Edwards Released Matters”).

7.2          For good and valuable consideration, Medtronic hereby releases, exonerates and forever and unconditionally discharges Edwards and its officers, directors, employees, representatives, shareholders, successors, assigns, agents, and each past, present, direct or indirect parent, division, subsidiary or Affiliate, from any and all known and unknown (a) claims and causes of action arising directly or indirectly out of the facts, transactions, and/or occurrences which are the subject of the Pending Cases, including but not limited to the claims and/or counterclaims asserted in the Pending Cases and any claims and/or counterclaims that reasonably could have been asserted in the Pending Cases, and (b) claims and causes of action for patent infringement with respect to the Edwards Products and/or any Edwards products accused of patent infringement in the Pending Cases (collectively “Medtronic Released Matters”).

7.3          It is the intention of the Parties that this Agreement shall comprise a full and final accord and mutual release of the Edwards Released Matters and the Medtronic Released Matters.  Each of the Parties acknowledges that it is aware that it or its attorneys or advisors may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the Edwards Released Matters or Medtronic Released Matters, but that it is its intention hereby to fully and finally and forever settle and release the Edwards Released Matters and Medtronic Released Matters, subject only to each Party’s rights of rescission of such releases based on the failure of the other Party to perform its obligations under Sections 4.1 or 10.1.  The provisions of this Section 7 shall survive the expiration or termination of this Agreement for any reason.

7.4          Each of the Parties by and on behalf of their officers, directors, employees, representatives, shareholders, successors, assigns, agents, and each past, present, direct or indirect parent, division, subsidiary or Affiliate, hereby waive with respect to the release of Paragraph 7.1 and 7.2, as applicable, the benefits of Section 1542 of the Civil Code of California to the extent that such benefits may contravene a provision hereof.  Such Section reads as follows:

“1542.    General Release Extent.  A General Release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his settlement with the debtor.”

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

8              COVENANTS NOT TO SUE

8.1          During the Covenant Term, Edwards covenants not to sue Medtronic or its officers, directors,  employees,  or outside of the United States its customers, resellers, or distributors who by law do not have the benefit of patent exhaustion, in any court or government agency anywhere in the world for (a) patent infringement based on Medtronic’s manufacture, Having Manufactured, use, import, offer for sale, or sale of Medtronic Products, TAVI Accessories, and products within the Non-Aortic Field or (b) non-infringement of any of the Medtronic Licensed Patents, unless in defense to a patent infringement suit involving such a patent.  The foregoing covenant shall run with title to the Covenant Patents and shall bind any Third Party that acquires a permitted interest in any Covenant Patent (including any Edwards Affiliate that becomes a Third Party).  Edwards shall inform any such assignee, licensee, Affiliate, or Third Party specified in the previous sentence of this covenant, and shall obtain their agreement to be bound by this covenant, before such transaction specified in the previous sentence.

8.2          During the Covenant Term, Medtronic covenants not to sue Edwards or its officers, directors, employees, or outside of the United States its customers, resellers, or distributors  who by law do not have the benefit of patent exhaustion, in any court or government agency anywhere in the world for (a) patent infringement based on Edwards’ manufacture, Having Manufactured, use, import, offer for sale, or sale of Edwards Products, TAVI Accessories, and products within the Non-Aortic Field; or (b) non-infringement of any of the Edwards Licensed Patents, unless in defense to a patent infringement suit involving such a patent.  The foregoing covenant shall run with title to the Covenant Patents and shall bind any Third Party that acquires a permitted interest in any Covenant Patent (including any Medtronic Affiliate that becomes a Third Party).  Medtronic shall inform any such assignee, licensee, Affiliate, or Third Party specified in the previous sentence of this covenant, and shall obtain their agreement to be bound by this covenant, before such transaction specified in the previous sentence.

8.3          Edwards shall not seek damages for patent infringement based on Medtronic’s manufacture, Having Manufactured, use, import, offer for sale, or sale of  Medtronic Products, TAVI Accessories, and products within the Non-Aortic Field which otherwise might have accrued during the Covenant Term but for Section 8.1.

8.4          Medtronic shall not seek damages for patent infringement based on Edwards’ manufacture, Having Manufactured, use, import, offer for sale, or sale of Edwards Products, TAVI Accessories, and products within the Non-Aortic Field which otherwise might have accrued during the Covenant Term but for Section 8.2.

8.5          For avoidance of doubt, this Section 8 does not prohibit a Party from (a) invoking during the Covenant Term the dispute resolution procedures in Section 16 for disputes arising out of, or in connection with, this Agreement; (b) enforcing any decisions that result from invoking the dispute resolution procedures in Section 16; and (c) seeking damages

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

for periods of time before a Third Party became an Affiliate of a Party, or for periods of time after which a Third Party ceases to be an Affiliate of a Party.

8.6          Any delay in bringing suit pursuant to this Section 8 shall not be used in any way against a Party in any future action or proceeding.

8.7          Unless otherwise licensed under this Agreement, the covenants of this Section 8 shall not be deemed to be a license of any intellectual property rights of either Party to the other Party.

9              NO CHALLENGE TO LICENSED PATENTS

9.1          During the Covenant Term, Edwards covenants not to directly or indirectly challenge, or otherwise voluntarily assist a Third Party in any way to challenge the validity, enforceability, patent term extension application, and/or granted patent term extension of any Medtronic Licensed Patent, or take any other action against any Medtronic Licensed Patent, in any court, government agency, or other venue or in any other manner, other than as specified in this Agreement, unless in defense related to a patent infringement suit involving such a patent.

9.2          During the Covenant Term, Medtronic covenants not to directly or indirectly challenge, or otherwise voluntarily assist a Third Party in any way to challenge the validity, enforceability, patent term extension application, and/or granted patent term extension of any Edwards Licensed Patent, or take any other action against any Edwards Licensed Patent, in any court, government agency, or other venue or in any other manner, other than as specified in this Agreement, unless in defense related to a patent infringement suit involving such a patent.

9.3          Any delay in bringing action pursuant to this Section 9 shall not be used in any way against a Party in any future action or proceeding.

10           PENDING CASES AND PENDING PROCEEDINGS

10.1        The Parties agree that within five (5) business days of the Initial Payment, the Parties will cause their respective counsel to file a Stipulation and Order of Dismissal with Prejudice, thereby dismissing with prejudice all claims, counterclaims, and defenses of all Parties in the Pending Cases, with each Party bearing its own (and waiving all entitlements to) court fees, attorney fees, costs, and expenses.

10.2        Within five (5) business days of the Initial Payment, Medtronic agrees to withdraw in writing (or in such other manner as is required) its opposition before the FDA and PTO to Edwards’ application for patent term extension of U.S. Patent No. 5,411,552, and thereafter Medtronic shall refrain from directly or indirectly participating in such proceedings to the detriment of Edwards.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

10.3        Within five (5) business days of the Initial Payment, Edwards agrees to terminate in writing (or in such other manner as is required) its requests for reexamination in the Edwards Reexaminations, and its participation in the EPO proceeding concerning EP1803421, and Medtronic agrees to terminate in writing (or in such other manner as is required) its participation in Pending Proceedings, including the Medtronic Reexaminations, the proceedings in the EPO and APO, and the proceedings before the PTO and FDA concerning the patent term extension of U.S. Patent No. 5,411,552, with each Party bearing its own attorney fees, costs, and expenses, and thereafter each Party shall refrain from directly or indirectly participating in such proceedings and reexaminations to the detriment of the other Party.

10.4        As of the Effective Date, the Parties agree that, unless otherwise prohibited herein, persons who received material marked confidential and/or highly confidential in a Pending Case may participate in and/or supervise reexamination, reissue, opposition, invalidity, interference proceedings, or equivalent proceedings, such as post-grant and inter partes review, involving patents or patent applications, except that such persons who received material marked highly confidential may not draft new or amended claims in any such proceedings in the TAVI Field.  The Parties agree that such participation is not a violation of any order in a Pending Case.

11           REPRESENTATIONS AND WARRANTIES

11.1        Edwards represents and warrants to Medtronic that (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement; (b) it owns, or owns the exclusive right to assert, the Edwards Licensed Patents applicable to the Medtronic Products, and that no Third Party owns any right to recover for infringement of the Edwards Licensed Patents applicable to the Medtronic Products; (c) all named inventors of any of the Edwards Licensed Patents applicable to the Medtronic Products have retained no rights (including without limitation rights to sue and rights of reversion) in such patents that would permit them to make a claim against Medtronic; (d) it has not granted and will not grant any licenses or other rights, under the Edwards Licensed Patents or otherwise, that would conflict with the licenses, releases, and rights granted to Medtronic hereunder or prevent Medtronic’s exercise of these licenses, releases, and rights; and (e) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement.

11.2        Medtronic represents and warrants to Edwards that (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement; (b) it owns, or owns the exclusive right to assert, the Medtronic Licensed Patents applicable to the Edwards Products, and that no Third Party owns any right to recover for infringement of the Medtronic Licensed Patents applicable to the Edwards Products; (c) all named inventors of any of the Medtronic Licensed Patents applicable to the Edwards Products have retained no rights (including without limitation rights to sue and rights of reversion) in such patents that would permit them to make a claim against Edwards; (d) it has not granted and will not grant any licenses or other rights, under the Medtronic Licensed Patents or otherwise, that would conflict

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

with the licenses, releases and rights granted to Edwards hereunder or prevent Edwards’ exercise of these licenses, releases and rights; and (e) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement.

11.3        In the event of a material breach of any of the representations and warranties in Sections 11.1 and 11.2 of this Agreement, the Party harmed by such breach shall be defended, indemnified, and held harmless by the Party giving the representations or warranties from and against all claims, costs, attorneys’ fees, and other expenses brought against or incurred by said harmed Party as a consequence of such breach.

11.4        [*]

11.5        Nothing in this Agreement shall be construed as a warranty or representation by any Party that any of the Edwards Licensed Patents or Medtronic Licensed Patents is valid or enforceable in any country or government tribunal, and nothing in this Agreement shall be construed as imposing on either Party any obligation to file any patent application or to secure any patent or maintain any patent in force or to seek reissue, reexamination, or an extension of any patent, or an obligation on either Party to enforce its patents against Third Parties, or imposing on either Party any obligation to institute any suit or action for infringement of any of its patents or to defend any suit or action brought by a Third Party which challenges or concerns the validity of any patent licensed under this Agreement.

11.6        Furthermore, nothing in this Agreement shall be construed as a warranty or representation that any product or process manufactured, used, leased or sold and/or otherwise disposed of or put into use by any Party shall be free from infringement of patents or other intellectual property of Third Parties.  No Party shall have any obligation under this Agreement to indemnify or undertake the defense of any other Party for any claim or claims made for patent, trademark, trade name, service mark or copyright infringement by Third Parties, and, in the event of any such claim or any legal action related thereto, each Party shall pay its own expenses and any judgment rendered against it, except as set forth in Section 11.3

11.7        EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN EACH PARTY MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ITS LICENSED PATENTS AND ANY LICENSED PRODUCTS, AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY OR COMMERCIAL APPLICATION OF THE LICENSED PATENTS AND THE LICENSED PRODUCTS. LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY LICENSEE OR ANY OTHERS RESULTING FROM THE USE OF THE LICENSED PATENTS AND THE LICENSED PRODUCTS.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

12           CONFIDENTIALITY

12.1        Except for the press releases and other announcements and communications referenced in Section 12.2 herein, and except to the extent reasonably necessary to satisfy corporate, financial or regulatory disclosure requirements (including but not limited to disclosure pursuant to applicable securities or to the Internal Revenue Service), or  in an action commenced pursuant to Section 16.2, or as required by law or judicial process, the Parties agree that any information with respect to the terms of this Agreement (other than to acknowledge the existence of this Agreement or the fact that a Party has the licenses granted herein) shall remain confidential and shall not be disclosed to any Third Party.  [*]  If any Party is served with judicial process that it determines requires disclosure of this Agreement or any of its terms, it shall notify the other Party promptly, and in any event within five (5) business days of the receipt of such judicial notice so that the other Party may seek a protective order or other remedy, and  shall consult in good faith with the other Party regarding the necessity for any such disclosure, the terms of any such disclosure, and whether measures should be taken to oppose or restrict access to the Agreement or its terms. In the event that such protective order or other remedy is not obtained or is not available, the Party served with judicial process shall furnish only that portion of such confidential information that is legally required to be provided, and use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information. The obligations set forth in this Section 12 shall survive termination of this Agreement

12.2        The Parties shall cooperate in drafting the language of separate press releases, made public at a time mutually agreed by the parties, to announce that the Parties have reached this Agreement. In addition, the Parties shall cooperate in establishing the parameters of the scope and content of other public announcements and communications regarding terms of this Agreement, such as the amount of the upfront payment, minimum and maximum royalties duration and scope of the licenses and covenants, and similar matters.

13           ENTIRE AGREEMENT

13.1        This Agreement (which includes any exhibits attached hereto) contains the entire agreement and understanding between the Parties concerning the subject of this Agreement and supersedes all previous negotiations, discussions and agreements, other than [*].  This Agreement shall not be modified, amended, or otherwise changed except by a writing executed by the Parties.

14           SUCCESSORS AND ASSIGNS

14.1        This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective heirs, successors, divisions, Affiliates, representatives, assigns, officers, directors, and employees.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

14.2        A Change of Control is deemed to be an assignment of this Agreement.  No Party hereto shall assign its rights or obligations of this Agreement by operation of law or otherwise, without first obtaining the written consent of the other Party hereto; provided, however, that consent shall not be required for any such assignment by a Party of its rights and obligations hereunder (a) to an Affiliate, (b) by Change of Control, or (c) by merger, sale or transfer of all or substantially all of the assets of any or all of its (i) surgical heart valve business, (ii) its catheter delivered heart valve business, or (iii) its entire heart valve business, in each case including by consolidation or operation of law, and in each case subject to the license limitation in Section 14.4 and covenant limitation in Section 14.5.

14.3        In the event of a permitted assignment by a Party of its rights and obligations hereunder by merger, sale or transfer of all or substantially all of the assets of only (a) its surgical heart valve business or (b) its catheter delivered heart valve business, those portions of the Agreement that apply to the business that is sold shall be deemed to have been assigned, and shall be interpreted as if any relevant provisions of general applicability also were assigned.

14.4        In the event of a permitted assignment of this Agreement (including under Section 14.3), other than to an Affiliate, the licenses granted in Section 2 or 3, as applicable, of this Agreement shall automatically, as of the effective date of such assignment, be thereafter limited in scope to only those specific Medtronic Products or Edwards Products, as applicable, that were (a) commercially released, (b) in clinical trials, and/or (c) for which an application has been submitted initiating the process for regulatory approval of clinical trials and/or commercial distribution as of a date ninety (90) days prior to the effective date of such assignment.

14.5        In the event of a permitted assignment of this Agreement (including under Section 14.3), other than to an Affiliate, the covenants granted under Section 8 of this Agreement shall automatically, as of the effective date of such assignment, be thereafter limited in scope to only those specific products and accessories of the assigning Party that were (a) commercially released, (b) in clinical trials, and/or (c) for which an application has been submitted initiating the process for regulatory approval of clinical trials and/or commercial distribution as of a date ninety (90) days prior to the effective date of such assignment.

14.6        The assignable provisions of this Agreement that are not yet fully performed at the time of the assignment shall extend to and are binding on the Parties hereto and their successors and permitted assigns.

15           GOVERNING LAW

15.1        This Agreement, and the performance hereunder, shall be governed by the laws of the State of California, without regard to the conflict of laws principles thereof; but all issues relative to the form, content, scope, status, enforceability, construction or use of any patent or patent application covered by this Agreement shall be determined by the law of the country of such patent or patent application.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

16           DISPUTE RESOLUTION

16.1        In the event of any dispute arising under or connection with this Agreement, the aggrieved Party must give written notice to the other Party as provided in Section 19 of this Agreement (“Dispute Notice”).  In the event of an alleged breach, the breaching Party has ten (10) business days from its receipt of the Dispute Notice to cure the breach.  Should the breach not be cured within ten (10) business days, the aggrieved Party may invoke the dispute resolution procedures in Section 16.2 of this Agreement.

16.2        The Parties will attempt to settle amicably all disputes arising under or in connection with this Agreement, including [*], by good faith negotiations of senior executives/senior managers for a period of at least ninety (90) days following receipt of the Dispute Notice.  If the Parties are unable to resolve their dispute within such period, the aggrieved Party shall submit the matter to binding and non-appealable arbitration conducted in accordance with the provisions of Exhibit D as their sole and exclusive remedy, except that either Party may seek emergency equitable relief in a federal or state court located in the State of California. The arbitrator  in any dispute is empowered to render an award of general compensatory damages, and is  empowered to award equitable relief (including, without limitation, injunctive relief or orders of specific performance), exemplary or punitive damages or other damages.  The prevailing Party in any dispute  shall be entitled to an award of its reasonable attorneys’ fees, costs, and expenses.

17           COUNTERPARTS

17.1        This Agreement may be executed in counterparts (each of which shall be deemed an original), and receipt by facsimile or other electronic transmission of executed copies shall be legally binding.

18           GENERAL PROVISIONS

18.1        If and to the extent any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity and enforceability of the remainder of this Agreement.  Each Party was represented by counsel in the negotiation and preparation of this Agreement, and in no event shall any provision hereof be interpreted against either Party as the drafter hereof.

18.2        This Agreement does not make any Party the employee, agent or legal representative or part of any other Party for any purpose whatsoever.  No Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other Party.  In fulfilling its obligations pursuant to this Agreement, each Party shall be acting as an independent contractor.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

18.3        Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties to this Agreement or the respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.4        The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the Party making such waiver specifying the provision be waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

18.5        Each Party agrees to execute such additional documents or instruments as are specifically contemplated herein or as otherwise may reasonably be required to carry out the intents and purposes of this Agreement.

18.6        The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

19           NOTICES

19.1        Any notice or other written statement permitted or required by this Agreement shall be in writing and shall be sent by certified mail (return receipt requested), overnight courier, or hand delivery at the respective addresses specified below, or such other addresses as the respective Parties may from time to time designate:

If to Edwards:

Edwards Lifesciences

Attention: General Counsel

One Edwards Way

Irvine, CA  92614

Fax: [*]

With a copy to:

Catherine Nyarady, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY  10019

Fax: [*]

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

If to Medtronic:

Medtronic Inc

Attention: General Counsel

710 Medtronic Parkway

Minneapolis, Minnesota 55432

With a copy to:

Medtronic Inc

Attention: Chief Legal Counsel, Structural Heart Division

8200 Coral Sea Street NE
Mail Stop MVS76
Mounds View MN 55112

And a copy to:

Ann Marie Ladd, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota  55402

The remainder of this page is intentionally left blank.

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

EACH PARTY ACKNOWLEDGES THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be binding and enforceable on the Effective Date.

Edwards Lifesciences Corporation		Medtronic, Inc.

/s/ Aimee S. Weisner		/s/ Neil P. Ayotte
By: Aimee S. Weisner Corporate Vice President, General Counsel		By: Neil P. Ayotte VP and Interim General Counsel

Dated:	May 19, 2014	Dated:	May 19, 2014

Confidential

[*]  Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.